EXHIBIT 11 -  Computation of Earnings Per Share



Item 6(a)
Exhibit 11
Computation of Earnings per Share
United Industrial Corporation and Subsidiaries



                                                THREE MONTHS ENDED MARCH 31

                                                    1997                1996
                                                  --------            ------


Primary:

        Average shares outstanding              12,284,695         12,177,898
                                                ==========         ==========

        Net income                             $ 1,763,000        $ 1,431,000
                                               ===========        ===========

        Earnings per share                           $ .14              $ .12
                                                     =====              =====